EXHIBIT 10.1
                                  ------------


                                 MEDIAVEST, INC.


                                                   _____________, 2006




David Chazen
317 Park Avenue
Aspen, CO 81611

Dear David:

      It is our pleasure to extend to you an offer to become a member of the Board of Directors and the President of Mediavest, Inc. (the "Company"). If you accept, this letter shall serve as our agreement (this "Agreement") as to the terms and conditions of your employment, which would begin on the date hereof.

      1. Title. You will serve on the Board of Directors of the Company. You will also be employed by the Company as President of the Company.

      2. Employment At Will. Your employment hereunder will be on an "at-will" basis and may be terminated by the Company or by you for any reason or for no reason.

      3. Compensation. During your employment by the Company, commencing on September 1, 2006, you shall receive a base salary at the rate of $10,000 per month.

      4. Withholding. The Company shall deduct from amounts to which you are entitled pursuant to this Agreement all applicable federal, state and local taxes and other charges which it may now or hereafter be required to deduct.

      5. Entire Agreement; Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supercedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

      6. Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable as written, it shall be construed to the greatest extent possible, in a manner which shall render it valid, operative and enforceable, and any limitation on the scope or duration of any such provision necessary to make it valid, operative and enforceable shall be deemed to be a part thereof.

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      7.  Assignment;  Binding Effect.  Your rights and  obligations  under this
Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of your creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to your benefit and the benefit of your heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

      8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law.

      If the foregoing accurately reflects our agreement, please sign two copies of this letter in the space provided below and return it to the undersigned.

                                      Very truly yours,


                                      MEDIAVEST, INC.


                                      By:
                                         ---------------------------------------
                                           Robert Ellin, Chief Executive Officer




ACCEPTED AND AGREED TO:


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       David Chazen